Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Overview

Effective as of 12:01 a.m. on April 3, 2020, United Technologies Corporation (“UTC”, since renamed Raytheon Technologies Corporation, as described below) completed the previously announced separation into three independent companies through the distribution of all of the outstanding shares of common stock of Carrier Global Corporation (“Carrier”) and Otis Worldwide Corporation (“Otis”) to UTC shareowners through separate spin-off transactions (the “Separation and the Distributions”).
Additionally, pursuant to the agreement dated as of June 9, 2019, and amended as of March 9, 2020 (the “Merger Agreement”), UTC and Raytheon Company (“Raytheon”) completed their previously announced merger of equals (the “Merger”) effective as of 8:30 a.m. on April 3, 2020, with the combined company renamed Raytheon Technologies Corporation (“Raytheon Technologies”, “RTC” or the “Company”). Throughout this Form 8-K filing, we may refer to the Company as “Raytheon Technologies” or “RTC” whether we are discussing events prior to or subsequent to the Merger and name change. Upon completion of the Merger, each share of Raytheon common stock that was issued and outstanding immediately prior to the completion of the Merger (other than shares held by Raytheon as treasury stock) was converted into the right to receive 2.3348 fully paid and nonassessable shares of RTC common stock, and, if applicable, cash in lieu of fractional shares, less any applicable withholding taxes. The Company now trades on the New York Stock Exchange under the ticker “RTX.”
Beginning in the second quarter of 2020, the financial results of Carrier and Otis for periods prior to April 3, 2020 have been reflected as discontinued operations in the Company’s consolidated financial statements. In addition, in a Form 8-K filed on October 27, 2020, the Company has disclosed certain revised financial information included in its Annual Report on Form 10-K for calendar year 2019 to reflect the Carrier and Otis businesses as discontinued operations, but without giving effect to the Merger.
In contemplation of the Separation and the Distributions, in the first quarter of 2020, Carrier and Otis issued $9.25 billion and $5.3 billion, respectively, of unsecured, unsubordinated notes in multiple series and distributed the net proceeds to RTC. Additionally, Carrier and Otis entered into term loan credit agreements providing for unsecured, unsubordinated 3-year term loan credit facilities in the amount of $1.75 billion and $1 billion, respectively, that were fully drawn in the first quarter of 2020 and the net proceeds were distributed to RTC. RTC utilized the cash provided by the Otis and Carrier financings, described above, to pay down approximately $17 billion of existing RTC debt, the majority of which was paid down in the first quarter of 2020. The actions described in this paragraph are collectively referred to as the “Financing Transactions.”
Additionally, included within the Company’s results from continuing operations for the nine months ended September 30, 2020 are $412 million of after-tax costs incurred in connection with the Separation and the Distributions (“Other Transaction Costs”) and $119 million of after-tax costs incurred in connection with the Merger. For the year ended December 31, 2019, after-tax costs incurred in connection with the Merger were $130 million. These Other Transaction Costs and costs incurred in connection with the Merger are one-time in nature and have been excluded from the unaudited pro forma combined statements of operations.

Unaudited Pro Forma Combined Statements of Operations

The accompanying unaudited pro forma combined statements of operations were prepared in accordance with Article 11 of SEC Regulation S-X and give effect to the following transactions:
•The Financing Transactions and Other Transaction Costs; and
•The Merger, with acquisition accounting applied to Raytheon as the accounting acquiree.
The historical consolidated statements of operations in the unaudited pro forma combined statements of operations have been adjusted to give effect to pro forma events that are (1) directly attributable to the Separation and the Distributions, as well as the Merger, (2) factually supportable and (3) expected to have a continuing impact on the combined results of the Company.
The unaudited pro forma combined statements of operations do not give effect to any cost savings, operating synergies or revenue synergies that may result from the Separation and the Distributions or the Merger or the costs to achieve any synergies.

The unaudited pro forma combined statements of operations have been presented for informational purposes only and are not necessarily indicative of what the Company’s results of operations would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined statements of operations do not purport to project the future operating results of the Company.
The unaudited pro forma combined statements of operations contain estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma combined statements of operations. In certain cases related to the Merger, these assumptions are based on preliminary information and estimates.
The unaudited pro forma combined statements of operations are presented to illustrate the estimated effects of the Financing Transactions and Other Transaction Costs as well as the Merger, based on the historical results of operations of RTC and Raytheon as follows:
•The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 was prepared based on:
(1)the historical unaudited condensed consolidated statement of operations of Raytheon Technologies for the nine months ended September 30, 2020;
(2)the historical unaudited consolidated statement of operations of Raytheon for the three months ended March 29, 2020; and
(3)the historical unaudited consolidated statement of operations of Raytheon for the stub period of March 30, 2020 through April 2, 2020.
•The unaudited pro forma combined statement of operations for the year ended December 31, 2019 was prepared based on:
(1)the revised historical audited consolidated statement of operations of RTC for the year ended December 31, 2019; and
(2)the historical audited consolidated statement of operations of Raytheon for the year ended December 31, 2019.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and the unaudited pro forma combined statement of operations for the year ended December 31, 2019 assume the Financing Transactions, Other Transaction Costs and the Merger occurred on January 1, 2019. As of September 30, 2020, the impact of the Separation and the Distributions and the Merger are reflected in our financial position, and accordingly a Pro Forma Condensed Combined Balance Sheet as of September 30, 2020 is not presented.
This historical financial information included in the unaudited pro forma combined statements of operations was derived from and should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements and related notes of RTC and Raytheon:
•The Company’s unaudited condensed consolidated statement of operations and related notes for the nine months ended September 30, 2020, included in RTC’s Quarterly Report on Form 10-Q filed with the SEC on October 27, 2020;
•Raytheon’s unaudited consolidated statement of operations and related notes for the quarter ended March 29, 2020 included in Exhibit 99.1 within the Current Report on Form 8-K filed with the SEC on May 7, 2020;
•The Company’s Current Report on Form 8-K filed with the SEC on October 27, 2020, reflecting revised financial information for the years ended December 31, 2019, 2018 and 2017 for the presentation of Carrier and Otis as discontinued operations; and
•RTC’s Form S-4 Registration Statement (as amended) filed with the SEC on September 4, 2019 and declared effective on September 9, 2019.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine months ended September 30, 2020
(Dollars and shares, in millions, except per share amounts)

	Raytheon Technologies Corporation	Financing Transactions and Other Transaction Costs (Note 2)		Raytheon Company After Reclassifications Quarter Ended March 29, 2020 (Note 3)	Raytheon Company After Reclassifications March 30, 2020 – April 2, 2020 (Note 3)	Pro Forma Merger Adjustments (Note 4)		Pro Forma Combined Company
Net Sales:
Product sales	$30,402	$—		$6,005	$344	$(74)	(c)	$36,677
Service sales	9,766	—		1,160	65	—		10,991
Total Net Sales	40,168	—		7,165	409	(74)		47,668
Costs and Expenses:
Cost of products sold	26,571	—		4,338	258	273	(d)	31,440
Cost of services sold	7,219	—		907	53	(1)	(d)	8,178
Research and development	1,872	—		161	17	1	(e)	2,051
Selling, general and administrative	4,189	(21)	(b)	567	22	(143)	(f)	4,614
Total Costs and Expenses	39,851	(21)		5,973	350	130		46,283
Goodwill impairment	(3,183)	—		—	—	—		(3,183)
Other income (expense), net	835	—		—	—	—		835
Operating profit (loss)	(2,031)	21		1,192	59	(204)		(963)
Non-operating (income) expense, net
Non-service pension (benefit) cost	(658)	—		192	12	(300)	(g)	(754)
Interest expense (income), net	1,017	(125)	(a)	57	2	(12)	(h)	939
Income (loss) from continuing operations before income taxes	$(2,390)	$146		$943	$45	$108		$(1,148)
Income tax expense (benefit)	753	(368)	(a)(b)	153	3	11	(i)	552
Net income (loss) from continuing operations	$(3,143)	$514		$790	$42	$97		$(1,700)
Less: Noncontrolling interest in subsidiaries’ earnings from continuing operations	112	—		2	—	—		114
Income (loss) from continuing operations attributable to common shareowners	$(3,255)	$514		$788	$42	$97		$(1,814)
Pro forma earnings per share of common stock:
Basic	$(2.48)							$(1.20)
Diluted	$(2.48)							$(1.20)
Pro forma weighted average common shares outstanding
Basic	1,311.3						(j)	1,511.6
Diluted	1,311.3						(k)	1,511.6

See accompanying Notes to Unaudited Pro Forma Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year ended December 31, 2019
(Dollars and shares, in millions, except per share amounts)

	Historical United Technologies Corporation	Financing Transactions and Other Transaction Costs (Note 2)		Historical Raytheon Company After Reclassifications (Note 3)	Pro Forma Merger Adjustments (Note 4)		Pro Forma Combined Company
Net Sales:
Product sales	$32,998	$—		$24,435	$(287)	(c)	$57,146
Service sales	12,351	—		4,741	—		17,092
Total Net Sales	45,349	—		29,176	(287)		74,238
Costs and Expenses:
Cost of products sold	26,910	—		17,747	1,110	(d)	45,767
Cost of services sold	7,688	—		3,666	10	(d)	11,364
Research and development	2,452	—		732	6	(e)	3,190
Selling, general and administrative	3,711	—		2,257	(155)	(f)	5,813
Total Costs and Expenses	40,761	—		24,402	971		66,134
Other income (expense), net	326	—		14	—		340
Operating profit (loss)	4,914	—		4,788	(1,258)		8,444
Non-operating (income) expense, net
Non-service pension (benefit) cost	(829)	—		688	(1,119)	(g)	(1,260)
Interest expense (income), net	1,591	(644)	(a)	114	(64)	(h)	997
Income (loss) from continuing operations before income taxes	$4,152	$644		$3,986	$(75)		$8,707
Income tax expense (benefit)	421	126	(a)	658	(31)	(i)	1,174
Net income (loss) from continuing operations	$3,731	$518		$3,328	$(44)		$7,533
Less: Noncontrolling interest in subsidiaries’ earnings from continuing operations	221	—		(14)	—		207
Income (loss) from continuing operations attributable to common shareowners	$3,510	$518		$3,342	$(44)		$7,326
Pro forma earnings per share of common stock:
Basic	$4.11						$4.86
Diluted	$4.06						$4.83
Pro forma weighted average common shares outstanding
Basic	854.8					(j)	1,507.6
Diluted	863.9					(k)	1,518.2

See accompanying Notes to Unaudited Pro Forma Combined Financial Information

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1: Basis of presentation

Beginning in the second quarter of 2020, the Separation and the Distributions qualified as discontinued operations to the Company. In accordance with Article 11 of SEC Regulation S-X, the unaudited pro forma combined statements of operations present the Company on a continuing operations basis and therefore exclude the results of Carrier and Otis. In accordance with the guidance in ASC 205, Financial Statement Presentation, the Company’s historical results from continuing operations do not allocate any general corporate overhead expenses of RTC prior to the Separation and Distributions to Otis and Carrier, including corporate overhead that had previously been reflected in the Carrier and Otis segment results as a part of RTC prior to the Separation and Distributions. Based on this and other estimates and assumptions, the unaudited pro forma combined statements of operations do not reflect what the results of operations would have been on a standalone basis and are not necessarily indicative of the future operations of the Company.
The unaudited pro forma combined statements of operations also reflect the Merger under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Management has determined that RTC is the acquirer for financial accounting purposes. In identifying RTC as the accounting acquirer, the Company considered the structure of the transaction and other actions contemplated by the Merger Agreement, relative outstanding share ownership and market values, the composition of the Company’s board of directors, the relative size of RTC and Raytheon, and the designation of certain senior management positions of the Company. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The unaudited pro forma combined statements of operations reflect the impact of the preliminary valuations ascribed to the assets and liabilities in purchase accounting. As of the date of this filing, the majority of the valuation studies necessary to determine the fair market value of the assets acquired and liabilities assumed have been reviewed and finalized; however, our assessment of certain contingencies including loss contracts and environmental liabilities, pension and postretirement benefit obligations and taxes remain open for completion of the related valuation analyses. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.
In order to obtain the regulatory approvals required to complete the Merger, both RTC and Raytheon were required by regulatory authorities to dispose of certain businesses, none of which were determined to be material to the operations of the Company and, accordingly, adjustments to exclude the results of the disposed businesses included in RTC’s results for the period prior to the disposal or the gains recognized upon disposal of the businesses of an aggregate of $580 million ($253 million after tax) are not reflected in the unaudited pro forma combined statements of operations.
The unaudited pro forma combined statements of operations have been prepared in a manner consistent with RTC’s pre-Merger accounting policies. Certain financial information of Raytheon as presented in its historical consolidated financial statements has been reclassified to conform to the presentation in RTC’s pre-Merger consolidated financial statements for the purposes of preparing the unaudited pro forma combined statements of operations – refer to Note 3.

Note 2: Financing Transactions and Other Transaction Costs

The following represents adjustments to the unaudited combined pro forma statements of operations related to Financing Transactions and Other Transaction Costs:
a).Reflects a reduction in interest expense of $125 million for the nine months ended September 30, 2020 and $644 million for the year ended December 31, 2019, as a result of RTC’s paydown of debt in order to not exceed the maximum applicable net indebtedness required by the Merger Agreement, calculated using a weighted average interest rate of 3.7%, based on the indebtedness of RTC during the year ended December 31, 2019 that is assumed to have been extinguished as of January 1, 2019, as well as a related reduction in tax benefit of $23 million for the nine months ended September 30, 2020 and $126 million for the year ended December 31, 2019. A 1/8% change in the estimated interest rate would increase or decrease the interest expense of RTC by $4.8 million for the nine months ended September 30, 2020 and $21.8 million for the year ended December 31, 2019.

b).Reflects the elimination of non-recurring Separation and Distribution related costs incurred by RTC of $21 million which are reflected as part of continuing operations, primarily related to incremental stock compensation expense incurred upon the Separation and Distributions related to awards for employees remaining with RTC. Additionally, reflects the elimination of net tax charges related to Separation and Distribution activities of $391 million that were incurred during the nine months ended September 30, 2020 and included within continuing operations.

Note 3: Reclassification adjustments

Certain reclassifications have been made to the historical presentation of Raytheon’s statements of operations to conform to the financial statement presentation of pre-Merger RTC.
Reclassifications to Raytheon’s consolidated statement of operations for the stub period of March 30, 2020 through April 2, 2020 are as follows:

(Dollars, in millions)	Before Reclassifications	Reclassifications	Notes	After Reclassifications
Net Sales:
Product sales	$344			$344
Service sales	65			65
	409			409
Costs and Expenses:
Cost of products sold	258			258
Cost of services sold	53			53
Research and development	—	17	(i)	17
Selling, general and administrative	39	(17)	(i)	22
	350			350
Other income, net	—			—
Operating profit	59			59
Non-service pension (benefit) cost	12			12
Interest expense (income), net	—	2	(ii)	2
Interest expense	2	(2)	(ii)	—
Interest income	—			—
Other (income) expense, net	—			—
Income (loss) before income taxes	$45			$45
Income tax expense (income)	3			3
Net income	$42			$42
Less: Noncontrolling interest in subsidiaries’ earnings (loss)	—			—
Net income (loss) attributable to Raytheon common stockholders	$42			$42
i.Represents the reclassification of $17 million of research and development costs from Selling, general, and administrative expenses to Research and development expenses.
ii.Represents the reclassification of Interest expense to Interest expense (income), net.

Reclassifications to Raytheon’s consolidated statement of operations for the quarter ended March 29, 2020 are as follows:

(Dollars, in millions)	Before Reclassifications	Reclassifications	Notes	After Reclassifications
Net Sales:
Product sales	$6,005			$6,005
Service sales	1,160			1,160
	7,165			7,165
Costs and Expenses:
Cost of products sold	4,338			4,338
Cost of services sold	907			907
Research and development	—	161	(i)	161
Selling, general and administrative	728	(161)	(i)	567
	5,973			5,973
Other income, net	—			—
Operating profit	1,192			1,192
Non-service pension (benefit) cost	192			192
Interest expense (income), net	—	57	(ii)(iii)	57
Interest expense	43	(43)	(iii)	—
Interest income	(11)	$11	(iii)	—
Other (income) expense, net	25	$(25)	(ii)	—
Income (loss) before income taxes	$943			$943
Income tax expense (income)	153			153
Net income	$790			$790
Less: Noncontrolling interest in subsidiaries’ earnings (loss)	2			2
Net income (loss) attributable to Raytheon common stockholders	$788			$788
i.Represents the reclassification of $161 million of research and development costs from Selling, general, and administrative expenses to Research and development expenses.
ii.Represents the reclassification of Other (income) expense, net, which primarily relates to mark-to-market of marketable securities held in trusts associated with certain nonqualified deferred compensation and employee benefit plans, to Interest expense (income), net.
iii.Represents the reclassification of Interest expense and Interest income to Interest expense (income), net.

Reclassifications to Raytheon’s consolidated statement of operations for the year ended December 31, 2019 are as follows:

(Dollars, in millions)	Before Reclassifications	Reclassifications	Notes	After Reclassifications
Net Sales:
Product sales	$24,435			$24,435
Service sales	4,741			4,741
	29,176			29,176
Costs and Expenses:
Cost of products sold	17,747			17,747
Cost of services sold	3,666			3,666
Research and development	—	732	(i)	732
Selling, general and administrative	2,989	(732)	(i)	2,257
	24,402			24,402
Other income, net	—	14	(ii)	14
Operating profit	4,774			4,788
Non-service pension (benefit) cost	688			688
Interest expense (income), net	—	114	(iii) (iv)	114
Interest expense	180	(180)	(iv)	—
Interest income	(42)	$42	(iv)	—
Other (income) expense, net	(38)	$38	(iii) (ii)	—
Income (loss) before income taxes	$3,986			$3,986
Income tax expense (income)	658			658
Net income	$3,328			$3,328
Less: Noncontrolling interest in subsidiaries’ earnings (loss)	(14)			(14)
Net income (loss) attributable to Raytheon common stockholders	$3,342			$3,342
i.Represents the reclassification of $732 million of research and development costs from Selling, general, and administrative expenses to Research and development expenses.
ii.Represents the reclassification of $14 million related to a gain on an equity method investment from non-operating Other (income) expense, net to Other income, net.
iii.Represents the reclassification of $24 million of Other (income) expense, net, which primarily relates to mark-to-market of marketable securities held in trusts associated with certain nonqualified deferred compensation and employee benefit plans, to Interest expense (income), net, as well as the reclassification of the gain on an equity method investment noted above in ii.
iv.Represents the reclassification of Interest expense and Interest income to Interest expense (income), net.

Note 4: Adjustments to Pro Forma Combined Statements of Operations

c).Product sales: Represents the elimination of revenues of $69 million and $244 million for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively, which were earned by RTC on sales to Raytheon that would be considered intercompany transactions and are eliminated in the consolidated financial statements of the Company following completion of the Merger. In addition, for the nine months ended September 30, 2020 and the year ended December 31, 2019, there was also a decrease of $5 million and $43 million, respectively, related to the preliminary fair value of Raytheon’s deferred revenue in purchase accounting. The pro forma adjustment related to the reduction in deferred revenue reflects the difference between prepayments related to extended arrangements and the preliminary fair value of the assumed performance obligations as they are satisfied, assuming the Merger was completed on January 1, 2019.

d).Cost of products and services sold: Represents adjustments to cost of products and services sold comprised of the following:

1. Cost of products sold: (Dollars, in millions)	Nine Months Ended 9/30/2020	Year Ended 12/31/2019
Amortization of acquired intangible assets (i)	$350	$1,362
Depreciation of fixed assets step-up (ii)	10	38
Adjustment to pension service cost (iii)	(8)	28
Elimination of costs related to intercompany sales from RTC to Raytheon (iv)	(69)	(244)
Amortization of onerous contracts (v)	(10)	(74)
Total pro forma adjustment to cost of products sold	$273	$1,110

2. Cost of services sold: (Dollars, in millions)	Nine Months Ended 9/30/2020	Year Ended 12/31/2019
Depreciation of fixed assets step-up (ii)	$1	$4
Adjustment to pension service cost (iii)	(2)	6
Total pro forma adjustment to cost of services sold	$(1)	$10
i.Represents net impact of removal of historical amortization expense and amortization expense recognized due to the identification of definite-lived intangible assets in purchase accounting.
ii.Represents adjustment to depreciation expense due to the recognition of Raytheon’s fixed assets at their preliminary fair values in purchase accounting, depreciated over their estimated remaining useful lives, determined in accordance with RTC policy.
iii.Represents the impact of the pension and postretirement service cost expense as determined under RTC’s plan assumptions.
iv.Represents elimination of cost of sales relating to transactions between RTC and Raytheon that would be considered intercompany transactions and will be eliminated in the consolidated financial statements of the Company following the Merger.
v.Represents amortization of onerous contracts recorded at their preliminary fair values in purchase accounting.

e).Research and development expenses: For the nine months ended September 30, 2020, reflects an increase of $1 million in depreciation expense due to the recognition of Raytheon’s fixed assets at their preliminary fair values in purchase accounting. For the year ended December 31, 2019, reflects a total increase of $6 million, $5 million of which is due to the recognition of Raytheon’s fixed assets at their preliminary fair values in purchase accounting and $1 million of which is due to the impact of pension and postretirement service cost expense as determined under RTC’s plan assumptions.
f).Selling, general and administrative expenses: Represents adjustments to selling, general and administrative expenses comprised of the following:

(Dollars, in millions)	Nine Months Ended 9/30/2020	Year Ended 12/31/2019
Depreciation of fixed assets step-up (i)	$—	$2
Adjustment to pension service cost (ii)	(1)	4
Elimination of deferred commissions amortization (iii)	(7)	(26)
Elimination of transaction costs (iv)	(135)	(135)
Total pro forma adjustment to selling, general, and administrative expenses	$(143)	$(155)
i.Represents adjustment to depreciation expense due to the recognition of Raytheon’s fixed assets at their preliminary fair values in purchase accounting, depreciated over their estimated remaining useful lives, determined in accordance with RTC policy.
ii.Represents the impact of the pension and postretirement service cost expense as determined under RTC’s plan assumptions.
iii.Represents elimination of amortization recognized on deferred commissions that are eliminated in purchase accounting.
iv.Represents the elimination of non-recurring transaction costs incurred related to the Merger.

g).Non-service pension (benefit) cost: Reflects an adjustment to Non-service pension (benefit) cost for the elimination of prior service cost and actuarial loss amortization, which was recorded by Raytheon as a result of the application of purchase accounting.
h).Interest expense (income), net: For the nine months ended September 30, 2020, reflects a decrease of $12 million for the amortization of the incremental fair value of assumed debt recognized in connection with purchase accounting. For the year ended December 31, 2019, reflects a total decrease of $64 million, $47 million of which is for the amortization of the incremental fair value of assumed debt recognized in connection with purchase accounting and $17 million of which for the removal of one-time transaction costs related to the termination of treasury rate locks.

i).Income tax expense (income): Reflects the tax effect of pro forma adjustments. The pro forma adjustments were tax effected at the applicable blended statutory tax rate, generally 23%. RTC’s effective tax rate may be materially different after conclusion of final acquisition accounting, removal of one-time items reflected in historical amounts, analysis of the post-closing geographical mix of income, and other factors. Adjustments to tax assets and liabilities will occur in conjunction with the finalization of the purchase accounting, and these items could be material.
j).Basic weighted average number of shares outstanding: Reflects the pro forma issuance of 648.3 million shares of RTC common stock issued in exchange for Raytheon outstanding common stock and equity awards that vested immediately upon closing of the Merger in accordance with the Merger Agreement, and 4.5 million shares of restricted stock awards outstanding acquired upon closing of the Merger, which are included in basic weighted average number of shares outstanding for purposes of earnings per share.
k).Diluted weighted average number of shares outstanding: For the nine months ended September 30, 2020, all stock awards are excluded in the computation of diluted earnings per share because their effect was antidilutive due to the pro forma loss from continuing operations. For the year ended December 31, 2019, reflects the pro forma issuance of 1.5 million shares of RTC common stock issued in exchange for Raytheon outstanding common stock and equity awards that vested immediately upon closing of the Merger and the issuance of shares of common stock under replacement performance share unit and restricted share unit equity awards issued in accordance with the Merger Agreement. In connection with the Merger, unvested awards held by certain Raytheon employees were converted to RTC restricted stock awards based on the same Merger exchange ratio applicable to outstanding shares of Raytheon common stock.